Exhibit 99.3

Unaudited Pro Forma Financial Information

Danaher Corporation and Beckman Coulter, Inc.

Unaudited Pro Forma Condensed Combined Statements of Earnings

Description of Transaction

On June 30, 2011, following the successful completion of Danaher Corporation’s (the “Company”) tender offer for shares of common stock of Beckman Coulter, Inc. (“Beckman Coulter”), the Company completed the acquisition of Beckman Coulter by merging one of its indirect, wholly-owned subsidiaries with and into Beckman Coulter such that Beckman Coulter became an indirect, wholly-owned subsidiary of the Company. Beckman Coulter develops, manufactures and markets products that simplify and automate complex biomedical testing. Beckman Coulter’s diagnostic systems are found in hospitals and other clinical settings around the world and produce information used by physicians to diagnose disease, make treatment decisions and monitor patients. Scientists use its life science research instruments to study complex biological problems including causes of disease and potential new therapies or drugs. Beckman Coulter had revenues of approximately $3.7 billion in 2010, and is included in the Company’s Life Sciences & Diagnostics segment. Beckman Coulter is expected to provide additional sales and earnings growth opportunities for the Company’s Life Sciences & Diagnostics segment, by expanding the business’ geographic and product line diversity and through the potential acquisition of complementary businesses. The combination of Beckman Coulter with the Company’s existing Life Sciences & Diagnostics businesses is also expected to yield significant cost reductions. The Company has preliminarily recorded an aggregate of $3.6 billion of goodwill related to the acquisition of Beckman Coulter. The Company obtained control of Beckman Coulter on June 24, 2011 and, as a result, the earnings of Beckman Coulter are reflected in the Company’s results from June 25, 2011 forward.

The Company paid approximately $5.5 billion in cash (net of approximately $450 million of cash acquired) to acquire all of the outstanding shares of common stock of Beckman Coulter and assumed approximately $1.6 billion of indebtedness in connection with the acquisition. The Company financed the acquisition of Beckman Coulter using (1) approximately $2.3 billion of available cash, (2) net proceeds, after expenses and the underwriters’ discount, of approximately $966 million from the underwritten public offering of the Company’s common stock on June 21, 2011, (3) net proceeds, after expenses and the underwriters’ discount, of approximately $1.8 billion from the underwritten public offering of senior unsecured notes on June 23, 2011, and (4) net proceeds from the sale of additional commercial paper under the Company’s U.S. commercial paper program prior to the closing of the acquisition.

The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2010 and for the quarter ended March 31, 2011 are based on the historical financial statements of Danaher and Beckman Coulter after giving effect to the acquisition of Beckman Coulter by Danaher, and to the financing (issuance of Senior Notes, issuance of commercial paper and issuance of common shares) of the acquisition of Beckman Coulter by Danaher, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of earnings are presented as if the acquisition had occurred on January 1, 2010. A pro forma statement of financial position reflecting the acquisition of Beckman Coulter is not required since the acquisition is included in the Company’s consolidated balance sheet included in its Form 10-Q for the quarter ended July 1, 2011 filed with the Securities and Exchange Commission on July 27, 2011.

The unaudited pro forma condensed combined financial information reflecting the combination of Danaher and Beckman Coulter is provided for informational purposes only. The pro forma information reflects preliminary estimates and assumptions based on information available at the time of the preparation, including preliminary fair value estimates of the intangible assets acquired and net liabilities assumed. The unaudited pro forma condensed combined statements of earnings are not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Danaher treated as the acquirer. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the merger. The total estimated purchase price allocation has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. Additionally, the fair value of in-process research and development (“IPR&D”) has been recorded in accordance with the acquisition method of accounting which requires that IPR&D be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Danaher with the assistance, in some cases, of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of earnings include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

The unaudited pro forma condensed combined statements of earnings do not reflect nonrecurring charges resulting from the merger. The majority of nonrecurring charges resulting from the merger are comprised of costs associated with the acceleration of stock options, restricted stock, and performance shares under the Beckman Coulter 2007 long-term performance plan and certain investment banker, legal and accounting fees associated with the transaction incurred by Beckman Coulter and the Company. In addition, the Company will incur certain nonrecurring charges within the 12 month period following the acquisition, primarily associated with recording acquired inventory and deferred revenue at fair value, that have not been included in the unaudited pro forma condensed combined statements of earnings.

Unaudited Pro Forma Financial Information

Danaher Corporation and Beckman Coulter, Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2010

(in thousands, except per share data)

	Danaher (a)	Beckman Coulter (b), (c)	Pro Forma Adjustments			Pro Forma Combined
Sales	$12,825,843	$3,663,400	$—			$16,489,243
Cost of sales	6,338,278	2,052,900	(8,012)	(e	)(g)(i)	8,383,166

Gross profit	6,487,565	1,610,500	8,012			8,106,077

Operating costs and other:
Selling, general, and administrative expenses	3,630,314	954,600	3,710	(d	)(f)(g)(h)(i)	4,588,624
Research and development expenses	783,324	268,600	(4,838)	(g	)(i)	1,047,086
Earnings from unconsolidated joint venture	(22,768)	—	—			(22,768)

Operating profit	2,096,695	387,300	9,140			2,493,135

Non-operating income (expense):
Gain on contribution of businesses to joint venture	291,037	—	—			291,037
Interest expense	(118,294)	(88,800)	(41,668)	(j	)	(248,762)
Interest income	6,069	10,400	—			16,469

Earnings from continuing operations before income taxes	2,275,507	308,900	(32,528)			2,551,879

Income taxes	(527,460)	(78,200)	8,132	(k	)	(597,528)

Net earnings from continuing operations	$1,748,047	230,700	(24,396)			$1,954,351

Net earnings per share from continuing operations
Basic	$2.68					$2.91

Diluted	$2.58					$2.80

Average common stock and common equivalent shares outstanding:
Basic	653,194		19,250	(l	)	672,444
Diluted	683,275		19,250	(l	)	702,525

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings.

Unaudited Pro Forma Financial Information

Danaher Corporation and Beckman Coulter, Inc.

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Three Months Ended April 1, 2011

(in thousands, except per share data)

	Danaher (a)	Beckman Coulter (b), (c)	Pro Forma Adjustments			Pro Forma Combined
Sales	$3,345,702	$895,400	$—			$4,241,102
Cost of sales	1,582,314	544,100	(2,936)	(e	)(g)(i)	2,123,478

Gross profit	1,763,388	351,300	2,936			2,117,624

Operating costs and other:
Selling, general, and administrative expenses	969,702	262,000	(10,031)	(d	)(f)(g)(h)(i)(m)	1,221,671
Research and development expenses	217,573	61,500	(1,631)	(g	)(i)	277,442
Earnings from unconsolidated joint venture	(14,475)	—	—			(14,475)

Operating profit	590,588	27,800	14,598			632,986

Non-operating income (expense):
Interest expense	(30,725)	(22,100)	(10,564)	(j	)	(63,389)
Interest income	2,115	1,300	—			3,415

Earnings from continuing operations before income taxes	561,978	7,000	4,034			573,012

Income taxes	(141,732)	3,300	(1,009)	(k	)	(139,441)

Net earnings from continuing operations	$420,246	$10,300	$3,026			$433,572

Earnings per share from continuing operations
Basic	$0.64					$0.64

Diluted	$0.61					$0.62

Average common stock and common equivalent shares outstanding (in thousands):
Basic	661,599		19,250	(l	)	680,849
Diluted	688,328		19,250	(l	)	707,578

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Earnings.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENTS OF EARNINGS

Note 1: Basis of Pro Forma Presentation

On June 30, 2011, following the successful completion of the Company’s tender offer for shares of common stock of Beckman Coulter, the Company completed the acquisition of Beckman Coulter by merging one of its indirect, wholly-owned subsidiaries with and into Beckman Coulter such that Beckman Coulter became an indirect, wholly-owned subsidiary of the Company. Beckman Coulter develops, manufactures and markets products that simplify and automate complex biomedical testing. Beckman Coulter’s diagnostic systems are found in hospitals and other clinical settings around the world and produce information used by physicians to diagnose disease, make treatment decisions and monitor patients. Scientists use its life science research instruments to study complex biological problems including causes of disease and potential new therapies or drugs. Beckman Coulter had revenues of approximately $3.7 billion in 2010, and is included in the Company’s Life Sciences & Diagnostics segment. Beckman Coulter is expected to provide additional sales and earnings growth opportunities for the Company’s Life Sciences & Diagnostics segment, by expanding the business’ geographic and product line diversity and through the potential acquisition of complementary businesses. The combination of Beckman Coulter with the Company’s existing Life Sciences & Diagnostics businesses is also expected to yield significant cost reductions. The Company has preliminarily recorded an aggregate of $3.6 billion of goodwill related to the acquisition of Beckman Coulter.

The Company paid approximately $5.5 billion in cash (net of approximately $450 million of cash acquired) to acquire all of the outstanding shares of common stock of Beckman Coulter and assumed approximately $1.6 billion of indebtedness in connection with the acquisition. The Company financed the acquisition of Beckman Coulter using (1) approximately $2.3 billion of available cash, (2) net proceeds, after expenses and the underwriters’ discount, of approximately $966 million from the underwritten public offering of the Company’s common stock on June 21, 2011, (3) net proceeds, after expenses and the underwriters’ discount, of approximately $1.8 billion from the underwritten public offering of senior unsecured notes on June 23, 2011, and (4) net proceeds from the sale of additional commercial paper under the Company’s U.S. commercial paper program prior to the closing of the acquisition.

The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with ASC 805 “Business Combinations”. Under the purchase method of accounting, the total estimated purchase price is allocated to Beckman Coulter’s net tangible and intangible assets based on their estimated fair values as of June 24, 2011, the date Danaher gained control of Beckman Coulter. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. Danaher has made a preliminary allocation of the purchase price based on management’s internal evaluation to estimate their respective fair values, as described in the introduction to these unaudited pro forma condensed combined financial statements. Accordingly, the fair values of the assets and liabilities included in the table below are subject to change. The Company is in the process of finalizing its assessment of the fair value of the assets acquired and liabilities assumed. The completion of the valuation may result in material revisions to the fair values noted below. An increase/decrease in the fair value of assets acquired and liabilities assumed will also affect the balance of goodwill and may revise the amortization of intangible assets and depreciation expense related to property, plant and equipment. The table below summarizes the preliminary estimated fair values of assets acquired and liabilities assumed based on management’s current best estimates ($ in millions):

Accounts receivable	$791.8
Inventory	779.4
Property, plant and equipment	1,033.9
Definite-lived intangible assets subject to amortization:
Customer relationships	984.0
Developed technology	450.3
Other amortizable intangible assets	8.4

Total definite-lived intangible assets subject to amortization	1,442.7
Indefinite-lived intangible assets:
Goodwill	3,680.2
Trade names	1,162.6
In-process research and development *	142.0

Total indefinite-lived intangible assets	4,984.8
Accounts payable	(257.3)
Other assets and liabilities, net	(1,603.2)
Assumed debt	(1,636.3)

Net cash consideration	$5,535.8

*	Under the acquisition method of accounting, acquired IPR&D is capitalized as an indefinite-lived intangible asset until completion or abandonment of the project. Upon completion, the research and development asset is accounted for as a finite-lived intangible asset and amortized over the related product’s estimated useful life. If the project is abandoned, the cost is recognized as a charge to earnings in the period the project is abandoned.

Definite-lived intangible assets acquired have estimated useful lives ranging from 13 to 17 years. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of earnings.

The value assigned to Beckman Coulter’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on estimated revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. A discount rate of 14.5% was deemed appropriate for valuing the cash flows attributable to the existing customer base.

The value assigned to Beckman Coulter’s developed technology was determined by discounting the estimated future cash flows associated with the existing developed technology to its present value. Developed technology, which comprises products that have reached technological feasibility, includes offerings in Beckman Coulter’s portfolio of products. The revenue estimates used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Beckman Coulter and its competitors. The rates utilized to discount the net cash flows of developed technology to its present value were based on the risks associated with the cash flows taking into consideration the Company’s weighted average cost of capital. A discount rate of 14.5% was deemed appropriate for valuing developed technology.

Note 2: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the depreciation and amortization expense related to the estimated fair values of plant and equipment and amortizable intangible assets and to reclassify certain of Beckman Coulter’s amounts to conform to Danaher’s presentation.

Danaher has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.

Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred prior to the acquisition date and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as follows:

(a)	Represents Danaher’s historical consolidated statements of earnings for the year ended December 31, 2010 and the three months ended April 1, 2011.

(b)	Represents Beckman Coulter’s historical consolidated statement of earnings for the year ended December 31, 2010 and three months ended March 31, 2011.

(c)	Certain reclassifications have been made to the presentation of Beckman Coulter’s historical consolidated statement of earnings for year ended December 31, 2010 and the three months ended March 31, 2011 to conform to the presentation used in the unaudited pro forma condensed combined statements of earnings.

(d)	Adjustment reflecting a reduction in depreciation of $27.2 million and $7.0 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, reflecting the net impact of fair value adjustments in property, plant and equipment and modifications of the remaining useful lives of those assets of Beckman Coulter, including capitalized software for internal use.

(e)	Adjustment to reflect additional depreciation of $4.6 million and $1.1 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, reflecting the net impact of fair value adjustments in customer leased instruments and modifications of the remaining useful lives of those assets of Beckman Coulter.

(f)	Adjustment to reflect estimated additional intangible asset amortization expense of $40.4 million and $10.1 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, resulting from the fair value adjustments to Beckman Coulter’s intangible assets.

(g)	Adjustment to reflect reduction in pension related costs of approximately $32.7 million and $10.2 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, attributable to the impact of the fair value adjustments to Beckman Coulter’s pension and other postretirement benefit obligations.

(h)	Adjustment to reflect reduction in rent expense of $1.0 million and $0.3 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, reflecting the net impact of fair value adjustments associated with favorable/unfavorable leases of Beckman Coulter.

(i)	Adjustment to reflect the elimination of the historical amortization of the deferred gain associated with Beckman Coulter’s sale-leaseback of certain real estate of $7.0 million and $1.8 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively.

(j)	Adjustment to reflect a net increase in interest expense of $41.7 million and $10.6 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively. Additional interest expense of $104.1 million and $26.0 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, relates to $1.8 billion in senior notes issued by Danaher due from 2 to 10 years, $1.1 billion of commercial paper issued by Danaher and an estimated $2.4 billion of other long-term borrowings used to fund the acquisition of Beckman Coulter. Since the $2.4 billion of cash used to fund the acquisition was generated by Danaher during the 18 months prior to the closing, the pro forma assumes that at January 1, 2010 Danaher would have had to borrow the additional $2.4 billion on a long-term basis to close the acquisition as of January 1, 2010. Estimated interest expense related to the commercial paper borrowings was derived based on estimated average prevailing annual interest rates of 0.3% and the estimated interest expense for the $2.4 billion of long-term borrowings was derived based on the average borrowing interest rate for the $1.8 billion in senior notes issued to partially fund the acquisition. This increase in interest expense was offset by a reduction in interest expense of $62.4 million and $15.4 million for the year ended December 31, 2010 and the three months ended April 1, 2011, respectively, associated with the removal of Beckman Coulter’s original issuance and discount amortization costs and lower future interest costs as a result of recording at fair value the Beckman Coulter debt assumed by Danaher as of the acquisition date.

(k)	Adjustment to apply the estimated effective income tax rate of the combined company (25%) to the pretax earnings / (loss) of the pro forma adjustments for the year ended December 31, 2010 and the three months ended April 1, 2011.

(l)	Adjustment to common stock shares outstanding to reflect the issuance of additional shares of Danaher common stock to partially fund the acquisition.

(m)	Adjustment to remove acquisition-related costs of $10.1 million incurred for the three months ended April 1, 2011.

Note 3: Non-recurring Items

In connection with the Company’s acquisition of Beckman Coulter, the Company will incur certain non-recurring charges within the 12 month period following the acquisition that have not been included in the pro forma condensed combined statement of earnings for the year and three months ended December 31, 2010 and April 1, 2011, respectively. These include approximately $113.1 million ($84.8 million, after tax) expense associated with recording acquired inventory at fair value and approximately $15.0 million ($11.3 million, after tax) reduction in future revenue associated with recording the fair value of acquired deferred revenue.

Non-recurring charges resulting from the acquisition that are not included in the pro forma condensed combined statement of earnings and that will not have an ongoing impact on the combined Danaher and Beckman Coulter future results include the following ($ in millions):

Stock option accelerated vesting expense	$34.3
Investment banker fees	44.5
Transaction related professional fees	15.5

Total non-recurring charges without future impact	$94.3

The majority of these charges were recorded during the three months ended July 1, 2011.

Note 4: Forward-looking Statements

These unaudited pro forma condensed combined statements of earnings are forward-looking and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the possibility that the expected synergies from the acquisition of Beckman Coulter will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the acquisition making it more difficult to maintain business and operational relationships; Danaher’s and Beckman Coulter’s ability to accurately predict future market conditions; the risk of new and changing regulation and health care policies in the U.S. and internationally; and the exposure to litigation and/or regulatory actions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended July 1, 2011. These forward-looking statements speak only as of the date of this report and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.